CONSENT OF INDEPENDENT ACCOUNTANTS
                          ----------------------------------

          We hereby consent to the use in this Registration Statement on Form S-4 of TXU Eastern Funding Company and TXU Europe Limited (formerly known as TXU Eastern Holdings Limited) and Subsidiaries of our reports (i) dated June 30, 1999 relating to the financial statements of TXU Europe Limited (formerly known as TXU Eastern Holdings Limited) and Subsidiaries; (ii) dated April 26, 1999 relating to the financial statements of Eastern Group plc; and
          (iii) dated April 26, 1999 relating to the financial statements of Energy Group Overseas BV, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Information" in such Registration Statement.


          /s/ PricewaterhouseCoopers

          PricewaterhouseCoopers
          London, England
          November 4, 1999